Exhibit 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (this “Agreement”) is entered into effective as of the 19th day of October, 2010 (the “Effective Date”), by and between Delta Petroleum Corporation (“Delta” or the “Company”) and John R. Wallace (“Wallace”). As used herein, “Parties” means, collectively, Delta and Wallace, and “Party” means either Delta or Wallace.
RECITALS
     WHEREAS, Delta and Wallace are parties to that certain Employment Agreement dated May 5, 2005 (the “Employment Agreement”), that certain Change-In-Control Executive
Severance Agreement dated April 30, 2007 (the “Change-In-Control Agreement”), and various stock option agreements, stock rights and other stock arrangements (the “Stock Agreements”); and
     WHEREAS, Delta and Wallace agree that as of the close of business on July 6, 2010 (the “Separation Date”), Wallace resigned from his positions as director, officer, and employee of Delta and any of its subsidiaries, including his positions of President and Chief Operating Officer; and
     WHEREAS, in consideration for Wallace relinquishing all his rights in, to, and under the Employment Agreement, the Change-In-Control Agreement (except as set forth below), the Stock Agreements, all amounts relating to past and pending transactions benefiting Delta (except as expressly provided below) and any other interests he might claim arising from his efforts as President and/or Chief Operating Officer, Delta desires to provide the payment and other consideration specified herein.
     NOW, THEREFORE, in consideration of the provisions herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged by Delta and Wallace agree as follows:
1. Resignation. Effective as of the close of business on the Separation Date, Wallace resigned, and Delta accepted such resignation, from all his positions as director, officer and employee of Delta and any of its subsidiaries, including his positions of President and Chief Operating Office.
2. Consideration. If Wallace executes this Agreement on or before October 20, 2010, Delta agrees to pay Wallace one million, six hundred thousand dollars ($1,600,000), less applicable deductions and withholdings (the “Cash Consideration”). The Cash Consideration shall be payable by Delta to Wallace on October 29, 2010 by wire transfer in immediately available funds, provided that Wallace has not revoked this Agreement pursuant to Section 9(g) hereof.
3. Benefits. Delta shall maintain continued group health plan coverage following the Separation Date under all plans subject to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (as codified in Code Section 4980B and Part 6 of Subtitle B of Title I of ERISA) for Wallace and his dependents for the maximum period for which such qualified beneficiaries are eligible to receive COBRA coverage, provided that Wallace timely elects such COBRA coverage. However, Wallace (and his dependents) shall not be required to pay more for such COBRA coverage than is charged by Delta to its officers who are currently in active service for Delta and receiving coverage under such plan and, therefore, Delta shall be responsible for the difference between the amount charged hereunder and the full COBRA premiums. In all other respects, Wallace (and his dependents) shall be treated the same as other COBRA qualified beneficiaries under the terms of such plans and the provisions of COBRA. In the event of any change to a group health plan following the Separation Date, Wallace and his dependents, as applicable, shall be treated consistently with the current officers of Delta with respect to the terms and conditions of coverage and other substantive provisions of the plan. Wallace hereby agrees to acquire and maintain any and all coverage that he is entitled to at any time during his life under the Medicare program or any similar program of the United States or any agency thereof. Wallace further agrees to pay any required premiums for Medicare coverage from his personal funds.
4. Transition Assistance. To facilitate an orderly transition, Wallace agrees to make himself reasonably available to answer questions and assist in transitional matters. It is the intent of both Wallace and Delta that Wallace’s employment with Delta and its subsidiaries shall terminate as of the Separation Date, and that the transition assistance shall not constitute a continuation of his employment.
5. Other Business and Activities. From and after the Effective Date, and notwithstanding the consulting services to be provided hereunder, Wallace shall be free to pursue any other business and activities in any industry, including the oil, gas and minerals industry, whether or not competitive with Delta. It is expressly acknowledged and agreed that Wallace shall hereafter have no duty to present any potential transactions to Delta or to disclose any other business information to which he may be privy. Without limiting the foregoing, and for purposes of clarification, it is acknowledged and agreed that Sections 9 and 10 of the Change-In-Control Agreement and 15 and 16 of the Employment Agreement shall be null, void and of no effect.
6. Wallace’s Relinquishment of Rights. It is expressly acknowledged and agreed that, subject to the actual receipt by Wallace of the consideration to be delivered pursuant to Section 2 above, Wallace shall relinquish all rights he may have under Section 3 of the Change-In-Control Agreement, Sections 1, 2, 3, 4, 5, 6, 7, and 8 of the Employment Agreement, all rights under the Stock Agreements (provided that Wallace shall retain any and all shares of Delta that are fully vested, and issued and outstanding in his name and the name of any of the members of his family) and, except as set forth in Section 8(c), any and all rights he may have to any other salary, bonus or other compensation (which shall be deemed to have been paid to Wallace for all purposes). In the event there is no actual receipt by Wallace of the consideration to be delivered pursuant to Section 2 above, then Wallace shall not have relinquished any such rights. Notwithstanding the foregoing, in the event that a “Change-in-Control”, as defined in the Change-In-Control Agreement, occurs within the six (6) month period immediately following the Separation Date, then Wallace’s rights under Section 3 of the Change-In-Control Agreement shall be reinstated, provided, that the amounts payable thereunder shall be offset by the amounts paid under this Agreement so as to be consistent with the provisions of Section 6(c) of the Employment Agreement.

7. Acknowledgement of Continuing Rights and Obligations. It is acknowledged and agreed that, except as provided in Section 6 above, Wallace shall continue to be entitled to his rights under the Employment Agreement (including without limitation those contained in Sections 9 and 26) and the Change-In-Control Agreement (including without limitation those contained in Sections 14, 15, 16, 17 and 21). It is further acknowledged and agreed that Wallace shall continue to remain obligated under the following Sections of the Employment Agreement: Sections 10 (insofar as it applies to the surviving Sections of the Employment Agreement referenced in this Section 7), 11, 12, 14, 17, 18 (insofar as it applies to the surviving Sections of the Employment Agreement referenced in this Section 7), and 19 (insofar as it applies to the surviving Sections of the Employment Agreement referenced in this Section 7). It is further acknowledged and agreed that Wallace shall continue to remain obligated under the following Sections of the Change-In-Control Agreement: Sections 5, 6, 8, 11, 12 (insofar as it applies to the surviving Sections of the Change-In-Control Agreement referenced in this Section 7), and 13 (insofar as it applies to the surviving Sections of the Change-In-Control Agreement referenced in this Section 7).
8. General Release.
     (a) Wallace, for himself, and Delta, for itself, and each Party for his or its respective affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the other Party and his or its respective predecessors, successors, parents, subsidiaries, affiliates and assigns and each of its respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Delta hired Wallace through the Effective Date, except as set forth in subparagraphs (b) and (c) below (the “Released Claims”).
     (b) The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Wallace’s employment with Delta or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties and claims under any severance plan, except as provided in this Agreement, (iv) any stock or stock option grant, agreement, or plan, except as provided in this Agreement, (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Wallace under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, including but not limited to claims for breach of contract, defamation, or emotional distress, and (vii) any claim which was or could have been raised; provided, notwithstanding anything to the contrary in this Agreement, the “Released Claims” shall not include rights under COBRA or any

401(k) plan. The Parties agree that the Released Claims do not include matters arising out of or in connection with claims by governmental authorities or self-regulatory organizations involving actual or potential violations of the securities laws, rules or regulations applicable to Delta. The Parties further agree that the Released Claims do not include the Parties’ respective rights and obligations under this Agreement.
     (c) The Parties specifically agree that, notwithstanding anything herein to the contrary, nothing in this Agreement alters, modifies or amends Wallace’s rights to indemnification as set out in Delta’s Certificate of Incorporation, as amended, or Amended and Restated Bylaws or the Delaware General Corporation Law. It is also specifically agreed that nothing in this Agreement is intended to affect Wallace’s rights with respect to royalties, overriding royalty interests, working interests or any similar oil, gas or mineral interests he owns or hereinafter acquires. Further, in the event that a “Change-in-Control”, as defined in the Change-In-Control Agreement, occurs within the six (6) month period immediately following the Separation Date, then Wallace’s rights under Section 3 of the Change-In-Control Agreement shall be reinstated as contemplated by Section 6 above.
9. Representations and Warranties. Each of Wallace and Delta (except as to subparagraphs (c), (e), (f) and (g) below), severally and not jointly, warrants and represents as follows:
     (a) He or it has read this Agreement and agrees to the conditions and obligations set forth in it.
     (b) He or it voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel and (iii) without being pressured or influenced by any statement, representation or omission of any person acting on behalf of the other Party or any of its officers, directors, employees, agents, and attorneys.
     (c) Wallace has no knowledge of the existence of any lawsuit, charge or proceeding against Delta or any of its officers, directors, employees or agents arising out of or otherwise connected with any of the matters herein released.
     (d) He or it has the individual, corporate, or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, if such Party is a corporation, limited liability company or partnership, the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, company or partnership action. This Agreement constitutes the legal, valid, and binding obligation of each Party.
     (e) Wallace admits, acknowledges, and agrees that, other than the consideration set forth in Section 2 of this Agreement, Wallace has been fully paid or provided all wages, compensation, salary, commissions, bonuses, expense reimbursements, stock, stock options, vacation, change-in-control benefits, severance benefits, deferred compensation, or other benefits from Delta, which are or could be due to Wallace under the terms of Wallace’s employment or otherwise.
     (f) Wallace has had at least 21 days to consider this Agreement.

     (g) Wallace understands that this Agreement waives and releases any claims Wallace may have under the Age Discrimination in Employment Act. Wallace may revoke this Agreement for 7 calendar days following its execution, and this Agreement shall not become enforceable and effective against Wallace until 7 calendar days after such execution. If Wallace chooses to revoke this Agreement, Wallace must provide written notice to Delta within 7 calendar days of Wallace’s execution of this Agreement. If Wallace does not revoke within the 7-day period, the right to revoke is lost.
10. Non-Disparagement.
     (a) Wallace agrees not to make to any person any statement that disparages the Company or its directors, officers, employees, shareholders or affiliates or reflects negatively upon the Company, including, without limitation, statements regarding the Company’s financial condition, business practices, employment practices, or its predecessors, successors, subsidiaries, officers, directors, employees, shareholders or affiliates.
     (b) Delta agrees not to make to any person any statement that disparages Wallace or reflects negatively upon Wallace, including, without limitation, statements regarding Wallace’s financial condition, business practices, performance while at Delta or otherwise.
11. Non-Solicitation. For a period of one (1) year following the Effective Date, Wallace shall not, directly or indirectly through another person or entity, except on behalf of the Company or an affiliate of the Company:
     (a) induce or attempt to induce any employees of the Company or any affiliate of the Company to leave the employ of the Company or such affiliate, or in any way interfere with the relationship between the Company (or such affiliate) and its employees; or
     (b) solicit any person who is or was an employee or consultant of the Company or any affiliate of the Company until three (3) months after such individual’s employment or consulting relationship with the Company or such affiliate has been terminated.
12. Mandatory Arbitration. Except as provided in subsection (h) of this Section 12, any dispute must be resolved by binding arbitration in accordance with the following:
     (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Rules for Commercial Arbitration of the American Arbitration Association (as in effect at the time of arbitration of a dispute, the “Arbitration Rules”) and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three arbitrators within ten (10) days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the Denver office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel.
     (b) The arbitration shall be conducted in the Denver, Colorado metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.
     (c) The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the dispute and is not excessive in scope, timing, or cost.
     (d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 12. The Parties and the panel may, however, agree to vary to provisions of this Section 12 or the matters otherwise governed by the Arbitration Rules.
     (e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on this Agreement and applicable law.
     (f) The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.
     (g) The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made before the final decision or award.
     (h) Nothing in this Section 12 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 12, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the dispute is otherwise resolved, or (iii) challenge or vacate any final arbitration decision or award that does not comply with this Section 12. In addition, nothing in this Section 12 prohibits the Parties from resolving any dispute (in whole or in part) by agreement.
     (i) The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.
     (j) The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each party agrees to keep all disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

     (k) This Section 12 shall not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the dispute.
13. Section 409A. If Wallace or Delta has determined or in the event that Wallace or Delta determines that any payment or distribution of any type to Wallace or for Wallace’s benefit, whether paid or payable or distributed or distributable, pursuant to the terms of this Agreement, the Employment Agreement, the Change in Control Agreement or the Stock Agreements (the “Total Payments”), would be subject to the additional tax and interest imposed by Section 409A, or any interest or penalties with respect to such additional tax (such additional tax, together with any such interest or penalties, are collectively referred to as the “409A Tax”), Wallace acknowledges that any and all claims related to such 409A Tax constitute Released Claims.
14. Company’s Successor. In addition to any obligations imposed by law upon any successor to Delta, Delta shall require any successor to all or substantially all of Delta’s business or assets (whether direct or indirect and whether by purchase, reorganization, merger, share exchange, consolidation, or otherwise) to expressly assume and agree to perform Delta’s obligations under this Agreement to the same extent, and in the same manner, as Delta would be required to perform if no such succession had occurred. This Agreement shall be binding upon, and inure to the benefit of, any successor to Delta.
15. Wallace’s Successor. This Agreement shall inure to the benefit of, and be enforceable by, Wallace’s personal or legal representatives, designated beneficiary, administrators, executors and heirs. If Wallace should die after the Effective Date but before any payment or benefit to which Wallace is entitled under this Agreement has been received by Wallace, all payments or benefits to which Wallace would have been entitled had he continued to live (other than any such benefits that, by their terms, terminate upon Wallace’s death) shall be made or provided in accordance with this Agreement to the representatives, executors, or administrators of Wallace’s estate.
16. Restricted Assignment. Except as expressly provided in Sections 14 and 15, neither Party may assign, transfer, or delegate this Agreement or any of its or his rights or obligations under this Agreement without the prior written consent of the other Party. Any attempted assignment, transfer, or delegation in violation of the preceding sentence shall be void and of no effect.
17. Waiver and Amendment. No term or condition of this Agreement shall be deemed waived other than by a writing signed by the Party against whom or which enforcement of the waiver is sought. Without limiting the generality of the preceding sentence, a Party’s failure to insist upon the other Party’s strict compliance with any provision of this Agreement or to assert any right that a Party may have under this Agreement shall not be deemed a waiver of that provision or that right. Any written waiver shall operate only as to the specific term or condition waived under the specific circumstances and shall not constitute a waiver of that term or condition for the future or a waiver of any other term or condition. No amendment or modification of this Agreement shall be deemed effective unless stated in a writing signed by the Parties.

18. Entire Agreement. This Agreement contains the Parties’ entire agreement regarding the subject matter of this Agreement and supersedes all prior agreements and understandings between them regarding such subject matter (except as reserved herein). The Parties have made no agreements, representations, or warranties regarding the subject matter of this Agreement that are not set forth in this Agreement.
19. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), prepaid telecopy or facsimile, or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below that Party’s signature on this Agreement, or at such other address as the recipient has designated by notice to the other Party, with a copies as follows:
If to Wallace,
John R. Wallace
4925 Larkspur Street
Bow Mar, Colorado 80123
and
Rothgerber Johnson & Lyons LLP
c/o Kris J. Kostolansky
One Tabor Center, Suite 3000
1200 Seventeenth Street
Denver, Colorado 80202
P: (303) 628.9515
F: (303) 623.9222
If to Delta,
Delta Petroleum Corporation
c/o Ted Freedman, Executive Vice President and General Counsel
370 17th Street, Suite 4300
Denver, Colorado 80202
P: (303) 575-0349
F: (303) 293-0066
and

Davis Graham & Stubbs LLP
c/o Ron Levine
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
P: (303) 892-7514
F: (303) 893-1379
Each notice or communication so transmitted, delivered, or sent in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal.) Nevertheless, if the date of delivery is after 5:00 p.m. on a business day, the notice or other communication shall be deemed given, received, and effective on the next Business Day.
20. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 12), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.
21. Title and Headings; Construction. Titles and headings to sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. The words “herein,” “hereof,” “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.
22. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Colorado, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Colorado. Jurisdiction and venue of any action or proceeding relating to this Agreement or any dispute (to the extent arbitration is not required under Section 12) shall be exclusively in Denver, Colorado.
23. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
24. Counterparts. This Agreement may be signed in counterparts, with the same effect as if both Parties had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

WALLACE:

Signature:	/s/ John R. Wallace

Name: John R. Wallace

DELTA:

Delta Petroleum Corporation, a Delaware corporation

By:	/s/ Stanley F. Freedman

Its: Executive Vice President
Name: Stanley F. Freedman